June 22, 2004
                                                  Contact: John J. Gioffre
                                                  Chief Financial Officer
                                                  3524 Airport Road
                                                  Maiden, NC  28650
                                                  (828) 464-8741  Ext. 215


                       FOR IMMEDIATE RELEASE

          AIR T, INC. REPORTS AUDITED FISCAL 2004 RESULTS


MAIDEN, NC - Air T, Inc. (AirT) (NASDAQ: AIRT) today reported consolidated net earnings of $1,738,000 ($0.64 per diluted share) for fiscal 2004, which ended March 31, 2004, compared to a consolidated net loss of $1,224,000 (($0.45) per diluted share) for fiscal 2003. Fiscal 2004's net earnings was comprised of $2,164,000 ($0.80 per diluted share) in earnings from continuing operations, offset by a $426,000 (($0.16) per diluted share) loss from discontinued operations.

During the fourth quarter of fiscal 2003, Company management agreed to a plan to sell the assets of its Mountain Aircraft Services, LLC
(MAS) subsidiary and to discontinue the operations of the Company's aviation service sector business. In conjunction with the anticipated sale, the Company reclassified $1,591,000, net of taxes, to discontinued operations during of fiscal 2003. In August 2003, the Company completed the sale of certain assets of MAS for consideration of $1,885,000. Amounts recorded in discontinued operations in fiscal 2004 relate to the net revenues and expenses of MAS. As detailed in Financial Highlights below, the Company's financial statements reflect the results of MAS as a discontinued operation.

The Company's remaining subsidiaries continue to operate in two business segments, Mountain Air Cargo, Inc. (MAC) and CSA Air, Inc.
(CSA) provide overnight air cargo services to the air express delivery sector and Global Ground Support, LLC (Global) manufactures, sells and services aviation and other specialized ground support equipment products to passenger and cargo airlines, the U.S. Government, airports and commercial customers.

Consolidated revenue from continuing operations increased $13,125,000 (30.6%) to $55,997,000 for the fiscal year ended March
31, 2004 compared to the prior fiscal year. The increase in 2004 revenue primarily resulted from an increase in Global revenue of $6,856,000 (52.9%) to $19,829,000, combined with a $6,269,000
(21.0%)  increase  in  air cargo revenue to $36,168,000  in  fiscal
2004.

Walter Clark, Chairman and Chief Executive Officer of AirT, commented, "The turnaround in the fiscal results validates AirT's decision to focus on air freight and specialized equipment manufacture. This redirection of corporate energy coupled with substantial throughput in both our manufacturing operation and aircraft maintenance facility has resulted in these outstanding operating results. Our philosophy of viewing our customers as strategic partners in business helps to foster a positive progressive environment for all involved. AirT looks forward to working alongside our customers in current fiscal year."

AirT is one of the largest, small-aircraft air cargo operators in the United States. It currently operates a fleet of single and twin engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, Puerto Rico and the Virgin Islands.

Statements in this press release, which contain more than historical information may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to future economic conditions, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.


                       FINANCIAL HIGHLIGHTS
               (In thousands, except per share data)


  Continuing Operations Revenue               $  55,997       $  42,872
  Net Earnings from Continuing Operations     $   2,164       $     366
  Net Loss from Discontinued Operations       $    (426)      $  (1,591)
  Net Earnings (Loss)                         $   1,738       $  (1,225)

  Net (Loss) Earnings Per Share-Diluted:
  Continuing Operations                       $    0.80       $    0.13
  Discontinued Operations                         (0.16)          (0.58)
  Total Net Earnings (Loss) Per Share-Diluted $    0.64       $   (0.45)
  Average Common Shares Outstanding               2,728           2,726